[GRAPHIC OMITTED]


                                                                  March 29, 2001



Dear Fellow Stockholder:


     You are cordially invited to attend the Company's Annual Meeting of Stockholders which will be held at The St. Regis Hotel, 2 East 55th Street, New York, New York on Wednesday, May 2, 2001 at 11:00 a.m. This year you are being asked to elect seven directors to the Company's Board and approve the Company's auditors for the year ending December 31, 2001, all as set forth in the accompanying notice and proxy statement.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.


    Thank you for your cooperation.



                                        Sincerely yours,

                                        [GRAPHIC OMITTED]



                                        Barry R. Banducci
                                        Chairman of the Board

                                 TRANSPRO, INC.


                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        --------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TransPro, Inc. will be held on Wednesday, May 2, 2001 at 11:00 a.m., at The St. Regis Hotel, 2 East 55th Street, New York, New York, for the following purposes:

    (1)   To elect seven directors to serve for the ensuing year;

    (2) To consider and vote on the approval of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2001; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 5, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.



                                          TIMOTHY E. COYNE
                                          Secretary



New Haven, Connecticut
March 29, 2001

                                 TRANSPRO, INC.
                                 100 GANDO DRIVE
                          NEW HAVEN, CONNECTICUT 06513


                            -------------------------

                                 PROXY STATEMENT

                            -------------------------

                               GENERAL INFORMATION


PROXY SOLICITATION

     This proxy statement is furnished to the holders of common stock of TransPro, Inc. in connection with the solicitation by our Board of Directors of proxies for use at the annual meeting of stockholders to be held on Wednesday, May 2, 2001, or at any adjournment of the annual meeting. The purposes of the meeting and the matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the meeting are being solicited by our Board of Directors. Proxies will be mailed to stockholders on or about March 30, 2001 and will be solicited chiefly by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, our officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, facsimile, or in person to request that proxies be furnished. We will pay all expenses incurred in connection with this solicitation.


REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the annual meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified. If no specifications are given, the proxies intend to vote the shares represented to approve Proposals No. 1 and 2 as described in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.


RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting. On March 5, 2001 there were 6,580,635 shares of common stock outstanding; each share is entitled to one vote on each of the matters to be presented at the annual meeting. The holders of a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the annual meeting is discussed under each item.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS


     Seven directors (constituting the entire Board) are to be elected at the annual meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Each person named below is now a director of TransPro. In the event any of these nominees will be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are:


                                            YEAR FIRST
                                              BECAME                       PRINCIPAL OCCUPATION
NOMINEE                             AGE      DIRECTOR                   DURING THE PAST FIVE YEARS
-------                             ---     ----------                  --------------------------
Barry R. Banducci ..............    65        1995       Chairman of the Board of the Company since
                                                         September 1995; from 1984 to 1996, Vice Chairman of
                                                         the Board and a director of The Equion Corporation, a
                                                         manufacturer of automotive products; from 1988 to
                                                         1994, President and Chief Executive Officer of Equion
                                                         and from 1984 to 1988, President and Chief Operating
                                                         Officer of Equion; currently a director of Advanced
                                                         Accessory Systems and the Delker Corporation. (1)(3)

William J. Abraham, Jr .........    53        1995       Partner with Foley & Lardner, a law firm in Milwaukee,
                                                         Wisconsin, since 1980; formerly Chairman of the
                                                         Business Law Department of Foley & Lardner; currently
                                                         a director of The Vollrath Company, Inc., Park Bank,
                                                         and Windway Capital Corp. (2)

Philip Wm. Colburn .............    72        1995       Chairman of the Board of Allen Telecom Inc. since
                                                         December 1988 and a director of Allen since 1973; from
                                                         March 1988 to February 1991, Chief Executive Officer
                                                         of Allen; currently a director of Superior Industries
                                                         International, Inc. and Earl Scheib, Inc. (2)

Charles E. Johnson .............    55        2001       Since March 2001, President and Chief Executive Officer
                                                         of TransPro, Inc.; from 1996 to March 2001, President
                                                         and Director, and since 1997, Chief Executive Officer,
                                                         of Canadian General-Tower Ltd., a producer of polymer
                                                         films and composite materials to the automotive and
                                                         other markets; from 1984 to 1996, various positions at
                                                         The Equion Corporation, including President and Chief
                                                         Operating Officer from 1993 to 1996. (3)

Paul R. Lederer ................    61        1995       Currently a director of R&B Inc., Woods Equipment
                                                         Co., FPM, Inc. and Icarz.com, and a member of the
                                                         advisory boards of Richco Inc., Turtle Wax, Inc.,
                                                         Ampere Products and The Wine Discount Center;
                                                         prior to retirement in October 1998, Executive Vice
                                                         President -- Worldwide Aftermarket of Federal-Mogul
                                                         Corporation since February 1998; from November 1994
                                                         to February 1998, President and Chief Operating Officer
                                                         of Fel-Pro Inc. (which was acquired by Federal-Mogul
                                                         Corporation). (1)(3)

                                     YEAR FIRST
                                       BECAME                       PRINCIPAL OCCUPATION
NOMINEE                      AGE      DIRECTOR                   DURING THE PAST FIVE YEARS
-------                      ---     ----------                  --------------------------
Sharon M. Oster .........    52        1995       Frederic D. Wolfe Professor of Management and
                                                  Entrepreneurship at the School of Management, Yale
                                                  University since 1992; from 1992 to 1994, Associate
                                                  Dean of Yale's School of Management; from 1983 to
                                                  1994, Professor of Economics and Management
                                                  at Yale's School of Management; currently a director
                                                  of HealthCare REIT, Inc. and The Aristotle
                                                  Corporation. (1)

F. Alan Smith ...........    69        1995       Chairman of Advanced Accessory Systems, LLC since
                                                  September 1995, Chairman of Mackie Automotive
                                                  Systems since May 1998, and a director of 3M since
                                                  1986; retired from General Motors Corporation in 1992
                                                  after 36 years of service; from 1981 to 1992, Executive
                                                  Vice President and a member of the Board of Directors
                                                  of GM. (2)

----------
(1) Member of the Management Compensation and Nominating Committee of the Board of Directors.

(2)   Member of the Audit Committee of the Board of Directors.

(3)   Member of the Management Committee of the Board of Directors.


INFORMATION REGARDING BOARD OF DIRECTORS

     The business and affairs of TransPro are managed under the direction of our Board of Directors, whose members are elected annually by the stockholders. During 1995, the Board of Directors designated a Management Compensation and Nominating Committee and an Audit Committee. Messrs. Lederer and Banducci and Ms. Oster are the members of the Management Compensation and Nominating Committee; and Messrs. Smith, Abraham and Colburn are the members of the Audit Committee. During 1999, the Board of Directors designated a Management Committee. Messrs. Banducci, Johnson and Lederer are the members of the Management Committee. Henry P. McHale, our former President and Chief Executive Officer, was a member of the Management Committee until December 31, 2000. Charles E. Johnson, our current President and Chief Executive Officer joined the Management Committee in March 2001.

     The Management Compensation and Nominating Committee (the "Compensation Committee") recommends to the Board salaries and incentive compensation awards for our officers; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers our 1995 Stock Plan and our 1995 Nonemployee Directors Stock Option Plan (the "Directors Plan"), grants stock options and restricted shares of common stock under the 1995 Stock Plan; and issues the Report on Executive Compensation required to be included in our proxy statement by the rules of the Securities and Exchange Commission. This Committee also selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. The Compensation Committee has recommended each of the seven returning incumbent directors for re-election at the annual meeting. The Compensation Committee will consider nominees recommended by stockholders for election at the 2002 Annual Meeting of Stockholders that are submitted prior to the end of 2001 to our Secretary at TransPro's offices, 100 Gando Drive, New Haven, Connecticut 06513. Any recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of the nominee to serve if nominated and elected.

     The Audit Committee recommends to the Board of Directors the appointment of our independent auditors and reviews the degree of their independence; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management our policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with our financial staff and the extent to which recommendations made by the independent auditors have been implemented. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. On June 13, 2000, the Board of Directors adopted an Audit Committee Charter that meets the requirements of the Securities and Exchange Commission and the New York Stock Exchange. A copy of the Audit Committee Charter is attached as Exhibit B to the electronic version of this proxy statement filed with the SEC.

     The Management Committee serves as an advisory resource for TransPro management with regard to industry-specific strategic issues and the condition of the marketplace in which we operate. The Management Committee was established to assist management in its oversight of our operations through the experience and knowledge of its members, rather than to take specific action with regard to any particular area of corporate governance.

     During the year ended December 31, 2000, the Board of Directors of the Company held six meetings, the Compensation Committee held seven meetings, the Audit Committee held five meetings and the Management Committee held five meetings. Each director attended at least 75% of the meetings of the Board of Directors held and of all committees of the Board of Directors on which he or she served while he or she was director or a member of a committee of the Board of Directors, with the exception of Mr. Abraham, who attended three of the five meetings of the Audit Committee during 2000.


COMPENSATION OF DIRECTORS

     The Chairman of the Board of Directors is paid an annual retainer of $35,000 per year for his services as Chairman and $1,000 for each meeting of the Board of Directors attended. The Chairman does not receive any additional compensation for committee participation. All other nonemployee directors are paid $12,000 per year for their services as a director and $1,000 for each meeting of the Board of Directors attended. Each nonemployee member of the Audit, Compensation or Management Committee is paid $2,000 per year for his or her services as a member, and each committee member is paid $500 for each meeting of a committee attended. Directors are not paid fees for their participation in meetings by telephone conference or for actions by unanimous written consent. Each director and committee member is reimbursed for travel and related expenses incurred in attending meetings.

     Under our 1995 Nonemployee Directors Stock Option Plan, the Chairman and each nonemployee director are automatically entitled to a grant of options to purchase 3,200 and 1,500 shares of common stock, respectively, on an annual basis, on the first Friday following our annual meeting of stockholders. The Board of Directors unanimously determined not to accept the automatic option grant due in May 2000.

     We maintain a matching gift program for the benefit of our directors. Pursuant to the matching gift program, in 2000, we matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

     We are party to an employment agreement with Charles E. Johnson, our President and Chief Executive Officer, and a director. In addition, we were a party to an employment agreement with Henry P. McHale, our former President and Chief Executive Officer and a former director. For a description of the terms of these agreements, see "Executive Compensation -- Employment, Termination of Employment and Change of Control Arrangements."


VOTE REQUIRED

     The seven nominees receiving the affirmative vote of holders of a majority of the shares of common stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, shall be elected as directors. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an instruction to withhold authority by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the nominee because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve the nominee.

    THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF TRANSPRO AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.


                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Management Compensation and Nominating Committee is comprised of three independent non-employee directors. As members of the Compensation Committee, it is our responsibility to administer TransPro's executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

    Compensation Policies

    We have formulated a compensation philosophy which is designed to enable us to attract, retain and reward capable employees who can contribute to the success of TransPro, principally by (i) setting base salaries at the median of the marketplace, (ii) creating a significant annual incentive opportunity with target award levels somewhat above median marketplace practices and (iii) creating a highly leveraged (i.e., approximately between the marketplace 50th and 75th percentiles) long term incentive opportunity for senior management. We believe that implementation of a system of compensation that emphasizes performance based compensation provides a strong alignment to stockholders' interests. Five key principles serve as the guiding framework for compensation decisions for all employees of TransPro:

    o To attract and retain the most highly qualified management and employee team.

    o To pay competitively compared to similar automotive companies.

    o To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

    o To motivate senior executives to achieve TransPro's annual and long-term business goals by providing higher than average leveraged equity-based incentive opportunities.

    o To strive for fairness in administration by emphasizing performance related contributions as the basis of pay decisions.

    To implement these policies, we have designed the framework for a four-part executive compensation program consisting of base salary, annual incentive plan, long-term incentive opportunities for senior management, and other employment benefits.

    Base Salary. We will seek to maintain levels of compensation that are competitive with similar automotive companies. Base salary represents the fixed component of the executive compensation program. TransPro's philosophy regarding base salaries is conservative, and will seek to maintain salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry's annual competitive pay practice movement. We have determined that base salary for 2000 for our former Chief Executive Officer and for the other executive officers was generally at the competitive industry average.

    Annual Incentive Plan. We have designed an annual incentive plan pursuant to which key TransPro employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Compensation Committee that incorporate overall corporate, divisional and personal targets. In general, with regard to senior executives, a greater degree of emphasis is placed on the long-term incentives described below.

     Long Term Incentives. We believe that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from TransPro stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of common stock at a specified price in the future. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs of TransPro by achieving increased value for stockholders and retaining key employees.

     Other Benefits. Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, we provide a company automobile to executive officers and reimbursed club dues for our former Chief Executive Officer.

     Compliance With Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. We intend to structure the compensation of our executive officers in a manner that should ensure that TransPro does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

     The salaries for our highest paid executives will be set, based on independent studies, at levels approximating the average for companies of comparable size in similar industries and are not expected to approach $1 million in the foreseeable future. We are a proponent of using more performance and equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

     Our 1995 Stock Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of
Section 162(m). The 1995 Stock Plan also identifies performance measures to be used if we decide to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

     2000 Compensation for the Chief Executive Officer

     In 2000, Henry P. McHale received annual base salary payments of $386,250, pursuant to the terms of his employment agreement with the Company. See "Executive Compensation -- Employment, Termination of Employment and Change of Control Arrangements." Mr. McHale did not receive an annual performance bonus pursuant to the Annual Incentive Plan in 2000, due to the failure to achieve certain goals set by the Compensation Committee. No option or restricted stock grants were made to Mr. McHale in 2000, since the Committee believed that the significant stock option and restricted stock grants previously made to Mr. McHale in accordance with the terms of his employment agreement aligned his interests with those of the stockholders.

   Summary

     The Compensation Committee believes that we have implemented a comprehensive compensation program for TransPro executives that is appropriate and competitive with the total compensation programs provided by other similar automotive companies with which we compete. We believe our compensation philosophy ties compensation to stockholder returns and thereby links compensation to the achievement of annual and longer-term operational results of TransPro on behalf of our stockholders. We look forward to providing the stockholders with an update in our next annual report to you.


                                        Management Compensation and Nominating
                                        Committee of the Board of Directors


                                        - PAUL R. LEDERER, CHAIRMAN
                                        - BARRY R. BANDUCCI
                                        - SHARON M. OSTER


ANNUAL AND LONG-TERM EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by the Company and its subsidiaries to those persons who were (i) the Chief Executive Officer, (ii) the other four most highly compensated executive officers of the Company at the end of 2000 and (iii) one former executive officer of the Company (collectively, the "Named Executive Officers"), for services rendered by them in all capacities in which they served the Company and its subsidiaries during 1998, 1999 and 2000.


                           SUMMARY COMPENSATION TABLE


                                                          ANNUAL COMPENSATION
                                               ------------------------------------
                                                                              OTHER
                                                               BONUS         ANNUAL
NAME AND PRINCIPAL POSITION              YEAR   SALARY ($)      ($)           COMP.
---------------------------------------  ----   ----------     -----         ------
Henry P. McHale .......................  2000    $386,250    $       0            (b)
 Former President and Chief              1999     386,250      142,913            (b)
 Executive Officer                       1998     375,000      170,600     $50,324(c)

John F. Della Ventura (d) .............  2000     164,000            0            (b)
 President, G&O Division                 1999     157,500       23,940            (b)
                                         1998     138,462       46,200            (b)

Kevin O'Connor ........................  2000     194,000            0            (b)
 Executive Vice President --             1999     187,000      103,224            (b)
 Go/Dan Industries Division              1998     180,000       70,600            (b)

Timothy E. Coyne ......................  2000     175,000            0            (b)
 Vice President, Treasurer,              1999     168,000       49,728            (b)
 Secretary and Chief Financial           1998     133,749       58,200            (b)
 Officer

Jeffrey L. Jackson ....................  2000     146,420            0            (b)
 Vice President -- Human                 1999     135,000       29,970            (b)
 Resources                               1998     126,880       35,100            (b)

Michael T. Hooper .....................  2000      66,767            0            (b)
 Former President, Crown Divisions       1999     168,000            0            (b)
                                         1998     158,462       48,000            (b)


                                           LONG-TERM COMPENSATION
                                                   AWARDS
                                        ----------------------------
                                           RESTRICTED    SECURITIES         ALL
                                             STOCK       UNDERLYING        OTHER
                                             AWARDS       OPTIONS/         COMP.
NAME AND PRINCIPAL POSITION                   ($)          SARS(#)        ($)(A)
---------------------------                ----------    ----------       -------
Henry P. McHale .......................   $        0            0        $  8,517
 Former President and Chief                        0       25,000           9,322
 Executive Officer                                 0            0           9,729

John F. Della Ventura (d) .............            0            0           4,242
 President, G&O Division                           0       15,000           3,874
                                              17,050(e)    11,400           4,417

Kevin O'Connor ........................            0            0           7,617
 Executive Vice President --                       0            0           6,756
 Go/Dan Industries Division                        0       14,000           5,491

Timothy E. Coyne ......................            0            0           4,985
 Vice President, Treasurer,                        0       20,000           4,080
 Secretary and Chief Financial                     0       20,000           4,733
 Officer

Jeffrey L. Jackson ....................            0            0           4,322
 Vice President -- Human                           0       10,000           4,265
 Resources                                         0            0           3,513

Michael T. Hooper .....................            0            0         377,834(f)
 Former President, Crown Divisions                 0       20,000           5,208
                                              20,150(e)    13,700           4,246

----------
(a) All Other Compensation includes for 1998, 1999 and 2000, respectively, (i) contributions made by each named executive officer's employer under its defined contribution plan in the following amounts: Mr. McHale -- $6,346,

     $6,663 and $5,829; Mr. Della Ventura -- $1,038, $1,123 and $1,370; Mr.
     O'Connor -- $3,596, $5,147 and $5,934; Mr. Coyne -- $2,675, $2,573 and
     $3,407; Mr. Jackson -- $2,538, $3,489 and $3,513; and Mr. Hooper -- $675,
     $2,154 and $3,266; and (ii) insurance premiums paid by TransPro in 1998, 1999 and 2000 for the benefit of the named executive officers in the following amounts: Mr. McHale -- $3,383, $2,659 and $2,688; Mr. Della Ventura -- $3,379, $2,752 and $2,872; Mr. O'Connor -- $1,895, $1,609 and
     $1,683; Mr. Coyne -- $2,058, $1,507 and $1,578; Mr. Jackson -- $975, $776
     and $809; and Mr. Hooper -- $3,571, $3,054 and $3,092.

(b) Aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total salary and bonus reported for each indicated Named Executive Officer.

(c) Other Annual Compensation for Mr. McHale in 1998 includes (i) personal travel reimbursements in the amount of $16,462, (ii) reimbursed housing expenses in the amount of $13,000, and (iii) company car payments in the amount of $16,862.

(d)  Mr. Della Ventura joined the Company in February 1998.

(e) Represents the value of 2,600 shares and 2,200 shares of restricted TransPro common stock issued to Messrs. Hooper and Della Ventura, respectively, which vest on April 29, 2002. Dollar values reflect the value of TransPro common stock on the date of award. Mr. Hooper's shares were forfeited in connection with his departure from TransPro in 2000. At December 31, 2000, Messrs. McHale, Della Ventura, O'Connor, Coyne, Jackson and Hooper held an aggregate of 0, 2,200, 0, 1,200, 1,500 and 0 shares, respectively, of restricted TransPro common stock which had an aggregate value (calculated by multiplying such amounts by $2.56, the closing price of TransPro common stock on December 29, 2000) of $0, $5,632, $0, $3,072, $3,840 and $0, respectively. Dividends are paid on restricted stock at the same rate as unrestricted TransPro common stock.

(f) Includes severance payments of $371,476 made to Mr. Hooper in 2000. Mr. Hooper was no longer an employee of TransPro effective May 4, 2000.


     No grants of stock options were made during the year ended December 31, 2000 to the named executive officers.

     The following table sets forth information with respect to unexercised options to purchase the TransPro common stock held by the named executive officers at December 31, 2000. No options to purchase common stock were exercised in 2000 by these persons.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                             NUMBER OF                   VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS             IN- THE-MONEY OPTIONS
                                       AT FISCAL YEAR-END #           AT FISCAL YEAR-END($) (A)
                                  -------------------------------   ------------------------------
NAME                               EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                               -----------     -------------     -----------     -------------
Henry P. McHale ...............      163,025           37,675            $ 0              $ 0
John F. Della Ventura .........        5,700           20,700              0                0
Kevin O'Connor ................       11,000            7,000              0                0
Timothy E. Coyne ..............       18,900           31,500              0                0
Jeffrey L. Jackson ............       17,350           11,950              0                0
Michael T. Hooper .............       58,600                0              0               --

----------
(a) Computed based upon the difference between the closing price of TransPro common stock on December 29, 2000 ($2.56) and the exercise price.


RETIREMENT PLANS

     We maintain a defined benefit retirement plan covering all of the full-time salaried employees of the G&O division in the United States and Messrs. Hooper and Della Ventura. The other full-time salaried employees of TransPro and its GDI division continue to be covered by GDI's non-contributory defined benefit cash balance plan.

     TransPro, Inc. Retirement Plan

     The retirement plan generally provides a retirement benefit based upon the participant's years of credited service and his or her final average earnings, with final average earnings consisting of the sum of

(i) the average of the salaries of the participant during the five years of highest salaries of the participant in the 10 years preceding the participant's retirement or termination date, and (ii) the average of the performance bonuses and overtime earnings of the participant during the five years of highest aggregate bonuses and overtime earnings of the participant in the 10 years preceding the participant's retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant's benefit under the retirement plan vests after five years of credited service, all benefits funded by TransPro are based upon actuarial computations, and no contributions are made by participants.

     The following table shows estimated annual benefits payable under the Retirement Plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 in 2000 and application of the current U.S. Social Security covered compensation base.




                                             YEARS OF SERVICE (A)
FINAL AVERAGE          ----------------------------------------------------------------
EARNINGS (B)               10         15         20         25         30         35
------------               --         --         --         --         --         --
  $125,000............  $15,120    $22,680    $ 30,240   $ 37,800   $ 45,360   $ 45,360
  150,000.............   18,495     27,743      36,990     46,238     55,485     55,485
  175,000.............   21,870     32,805      43,740     54,675     65,610     65,610
  200,000.............   25,245     37,868      50,490     63,113     75,735     75,735
  225,000.............   28,620     42,930      57,240     71,550     85,860     85,860
  250,000.............   31,995     47,993      63,990     79,988     95,985     95,985
  300,000.............   38,745     58,118      77,490     96,863    116,235    116,235
  350,000.............   45,495     68,243      90,990    113,738    136,485    136,485
  400,000.............   52,245     78,368     104,490    130,613    156,735    156,735
  450,000.............   58,995     88,493     117,990    147,488    176,985    176,985
  500,000.............   65,745     98,618     131,490    164,363    197,235    197,235

----------
(a)        Years of credited service under the Retirement Plan for Messrs.
           Della Ventura and Hooper are 11 and 4, respectively.

(b) The current final average earnings for Messrs. Della Ventura and Hooper during 2000 were $160,613 and $163,269 respectively.


  GO/DAN Industries Retirement Plan

     Messrs. McHale, O'Connor, Jackson and Coyne are covered by a non-contributory defined benefit cash balance plan of GDI. GDI credits an amount, quarterly, to a notional account for each participant under the plan equal to the sum of (i) each participant's total compensation for the quarter (excluding bonus) multiplied by a percentage factor plus (ii) each participant's total compensation for the quarter (excluding bonus) in excess of a fraction of the Social Security wage base multiplied by a percentage factor. The percentage factors are determined under the following table:



                                                           PLUS % OF PAY ABOVE
                                   CREDIT ACCOUNT WITH   1/12 OF SOCIAL SECURITY
YEARS OF SERVICE                         % OF PAY           TAXABLE WAGE BASE
----------------                   -------------------   -----------------------
     Less than 10 years .........        2.25%                   2%
     10 to 20 years .............        3.00%                   2%
     20 or more years ...........        4.00%                   2%

     Each year until each participant's normal retirement date (age 65), the notional account balances will be credited quarterly with interest equal to the average of the one-year Treasury bill rate on the first day of October, November and December of the previous calendar year multiplied by his or her account balance at the beginning of the quarter. Upon retirement, the notional account balance will be paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments. Upon normal retirement at age 65, Messrs. McHale's, O'Connor's, Jackson's and Coyne's estimated annual pension benefits under the cash balance plan are $7,396, $17,299, $15,267 and $25,439, respectively.


EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Charles E. Johnson

     Effective March 12, 2001, we entered into an employment agreement with Charles E. Johnson, our President and Chief Executive Officer. The agreement has a two-year term with automatic one-year extensions upon each anniversary date of the agreement unless either party gives at least 90 days' notice to the contrary. The employment agreement can be terminated by TransPro for "serious cause" (as defined in the employment agreement) or in the event Mr. Johnson becomes disabled, and Mr. Johnson can terminate the agreement for "good reason" (as defined in the agreement). The employment agreement provides annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable TransPro retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. The employment agreement provides for an annual salary of $360,000 and a bonus of up to 150% of base salary determined based upon performance targets set annually by the Board. In addition, under the agreement, in March 2001 Mr. Johnson received options to purchase 60,000 shares of common stock under our 1995 Stock Plan and he is entitled to a further grant for an additional 40,000 shares with vesting to be determined based upon mutually agreed performance criteria. We also agreed to pay Mr. Johnson's reasonable relocation expenses.

     Mr. Johnson's employment agreement contains additional provisions which provide that, in the event we terminate Mr. Johnson's employment other than for "serious cause" or his disability, death or retirement, or if Mr. Johnson terminates his employment for "good reason," we would pay him an amount equal to his salary for one year and would provide his life, disability, accident, medical and hospitalization insurance benefits during a period of one year after termination. In addition, we would pay Mr. Johnson accrued vacation pay and all other amounts to which he is entitled under the agreement prior to termination.

     Henry P. McHale

     We entered into an employment agreement with Mr. McHale, our former President and Chief Executive Officer, which initially extended through December 31, 1996, with automatic one-year extensions upon each anniversary date of the agreement unless either party gave at least 90 days' notice to the contrary. No such notice was given with regard to Mr. McHale's agreement prior to 2000. The employment agreement could be terminated by TransPro for "cause" (as defined in the employment agreement) or in the event Mr. McHale became disabled, and Mr. McHale could terminate the agreement for "good reason" (as defined in the agreement). The employment agreement provided annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable TransPro retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. The employment agreement provided for an annual salary of not less than the prior year's salary (except for across-the-board salary reductions similarly affecting all management personnel) and fringe benefits in accordance with our policies adopted from time to time. The initial base salary under the employment agreement with Mr. McHale was $300,000. During 1996, Mr. McHale's base salary was increased to $355,000. Effective January 1997, Mr. McHale's base salary was increased to $375,000. Effective February 1999, Mr. McHale's base salary was increased to $386,250. In addition, under the agreement, Mr. McHale previously received awards of options to purchase 125,000 shares of common stock under our 1995 Stock Plan. In 1997 Mr. McHale received an additional 9,700 shares of restricted common stock and options to purchase 50,700 shares of common stock. In 1999 Mr. McHale received options to purchase an additional 25,000 shares of Common Stock. See "Executive Compensation -- Annual and Long-Term Executive Compensation." Mr. McHale's employment agreement was amended effective October 1, 1998 to provide that at all times after October 15, 1998, during the term of the employment agreement, Mr. McHale shall have his principal residence in Connecticut within a 45 mile radius of the Company's New Haven, Connecticut headquarters. In order to induce Mr. McHale to amend his employment agreement, the Company agreed to reimburse Mr. McHale's temporary housing costs in an amount not to exceed $18,000 and further agreed to reimburse Mr. McHale for the reasonable costs of relocation from Florida to Connecticut, consisting of the costs of two trips from Florida to Connecticut by Mr. McHale's spouse to search for a home in Connecticut, moving costs, and reasonable and customary closing costs related to the purchase of a new home in Connecticut (excluding any prepaid mortgage interest or "points"). The foregoing cost reimbursements did not include any closing costs or ancillary costs (i.e. brokerage fees) related to the sale of Mr. McHale's previous home.

     Mr. McHale's employment agreement contained additional provisions which provided that, in the event we terminated Mr. McHale's employment other than for "cause" or his disability, or if Mr. McHale terminated his employment for "good reason," we would pay him an amount equal to his salary for one year and would provide his life, disability, accident, medical and hospitalization insurance benefits during a period of one year after such termination. In addition, we would pay Mr. McHale accrued vacation pay and all other amounts to which he is entitled under any compensation plan. All severance payments and all insurance benefits would be discontinued if, following the Company's termination of his employment for "cause" or "disability" or Mr. McHale's termination of his employment other than for "good reason", Mr. McHale engages in competition with the Company or engages in conduct which is injurious to the Company.

     Mr. McHale resigned from TransPro effective December 31, 2000. In lieu of any payments due to Mr. McHale pursuant to his employment agreement, we agreed to make certain payments and provided other consideration to Mr. McHale as described below. See "-- Severance Payments."

     Severance Agreements

     Messrs. Hooper, Della Ventura, O'Connor, Coyne and Jackson entered into severance agreements with the Company. Pursuant to their respective severance agreements, if either Mr. Hooper, Mr. Della Ventura, Mr. O'Connor, Mr. Coyne or Mr. Jackson lost his current position (except for termination for "cause" as defined in each severance agreement), or if during the term thereof should there be a material change in ownership, or the sale of a portion of the business, which results in his not having a position similar to his current position including similar pay and benefits then his base salary will continue to be paid until he either secures other full-time employment, or for one year, whichever occurs first.

     In addition to their severance agreements, Messrs. Hooper and Della Ventura each entered into a stay pay agreement with the Company. Each agreement provides for a cash bonus in the amount of sixteen months base salary, payable one-half upon a closing of the sale of the division of which he is President and one-half if he is still employed on the six-month anniversary of the closing or at the time he has been terminated (except for termination for "cause" as defined in each stay pay agreement) by the purchaser of the respective division prior to the end of the six month period. The stay pay agreements also provided for a bonus payment in the event their respective divisions were sold for more than certain threshold sale prices. Mr. Della Ventura's stay pay agreement was terminated in 2000.

     Severance Payments

     We entered into a Separation and Release Agreement with Mr. McHale pursuant to which Mr. McHale resigned from TransPro effective December 31, 2000. As part of this agreement TransPro and Mr. McHale generally released one another from all claims and we agreed to pay Mr. McHale in equal monthly installments an aggregate amount of $386,250 and also agreed to provide McHale with insurance benefits equivalent to those which he was receiving while employed with TransPro and the use of a company automobile for one year. We also agreed to pay Mr. McHale his legal fees and expenses in connection with the preparation of the Separation and Release Agreement together with $15,800, representing accrued vacation pay and additional consideration for his release.


     In May 2000 we sold our Crown Division to Leggett & Platt, Incorporated. In connection with the sale, we made payments to Mr. Hooper in accordance with his stay pay agreement. Mr. Hooper complied with the terms of the agreement by remaining with TransPro through the date of the sale and remaining with Leggett & Platt for six months following the sale. We therefore paid Mr. Hooper $233,334, representing sixteen months base salary and $138,542 representing a bonus based upon the sale price of the Crown Division. We also agreed to accelerate the vesting of all of Mr. Hooper's TransPro stock options although no options were exercised by Mr. Hooper prior to their expiration in February 2001.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee currently consists of three non-employee directors -- Messrs. Lederer, Banducci and Ms. Oster. The Board of Directors unanimously determined not to accept the automatic option grant due in May 2000. See "Proposal No. 1 -- Compensation of Directors".


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of these forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2000 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.


COMPANY PERFORMANCE

     The following graph shows the cumulative total stockholder return on TransPro common stock since January 1, 1996, compared to the returns of the New York Stock Exchange Market Value Index, and a peer group consisting of the reporting companies in SIC Code 3714 -- Motor Vehicle Parts and Accessories.

                                TRANSPRO, INC.
               COMPARISON OF CUMULATIVE TOTAL RETURN 1/96-12/00
                          VS. NYSE MARKET VALUE INDEX
             AND SIC -- MOTOR VEHICLE PARTS AND ACCESSORIES INDEX


[GRAPHIC OMITTED]




     Assumes $100 invested January 1, 1996 in TransPro common stock, NYSE Market Value Index and SIC -- Motor Vehicle Parts and Accessories Index; assumes dividend reinvestment.




                                      1/96       12/96         12/97         12/98         12/99         12/00
                                      ----       -----         -----         -----         -----         -----
TRANSPRO . .......................    $100      $ 88.15       $ 88.85       $ 49.71       $ 67.97       $ 27.59
NYSE MARKET VALUE INDEX ..........    $100      $120.46       $158.48       $188.58       $206.49       $211.42
SIC INDEX ........................    $100      $123.38       $159.39       $158.84       $128.54       $ 97.54

                                 STOCK OWNERSHIP


PRINCIPAL STOCKHOLDERS

     The following tables set forth information as of March 5, 2001 with respect to the only persons known to us to be the beneficial owners (for purposes of the rules of the SEC) of more than 5% of the outstanding shares of our common stock as of that date.


                                                          AMOUNT AND
                                                           NATURE OF
                NAME AND ADDRESS OF                       BENEFICIAL        PERCENT
                 BENEFICIAL OWNERS                         OWNERSHIP        OF CLASS
                 -----------------                        -----------       --------
   Gabelli Funds, LLC .............................        1,072,120(a)       16.3%
   GAMCO Investors, Inc.
   Gabelli Performance Partnership L.P.
   Gemini Capital Management Limited
   Gabelli Advisers, Inc.
     One Corporate Center
     Rye, New York 10580

   State of Wisconsin Investment Board ............          710,100(b)       10.8%
     P.O. Box 7842
     Madison, Wisconsin 53707

  Fidelity Management & Research Company .........          660,925(c)       10.0%
   FMR Corp.
   Edward C. Johnson 3d
   Abigail P. Johnson
     82 Devonshire Street
     Boston, Massachusetts 02109

   Ironwood Capital Management, LLC ...............          458,600(d)        7.0%
   Warren J. Isabelle
   Richard L. Droster
   Donald Collins
     21 Custom House Street
     Boston, MA 02109

   Franklin Resources, Inc. .......................          334,500(e)        5.1%
   Franklin Advisory Services, LLC
   Charles B. Johnson
   Rupert H. Johnson, Jr.
     One Parker Plaza, 16th Floor
     Fort Lee, New Jersey 07024


----------
(a) This figure is based on information set forth in a Schedule 13D Amendment No. 13 filed with the SEC on October 18, 2000. GAMCO Investors, Inc. ("GAMCO") holds sole voting and dispositive power over 634,620 shares of Common Stock. Gabelli Funds, LLC holds sole voting and dispositive power over an aggregate of 402,200 shares of Common Stock. Gabelli Performance Partnership L.P. ("GPP") holds sole voting and dispositive power over 10,000 shares of Common Stock, and Gemini Capital Management Ltd. holds sole voting and dispositive power over 5,200 shares of Common Stock, respectively. Gabelli Advisers, Inc. holds sole voting and dispositive power over 20,100 shares of Common Stock. Mario J. Gabelli is the majority stockholder and Chairman of the Board of Directors and Chief Executive Officer of Gabelli Asset Management Inc., which is the sole parent of GAMCO and Gabelli Funds, LLC. Mr. Gabelli is also a portfolio manager of GPP.

(b) This figure is based upon information set forth in a Schedule 13G Amendment No. 6 filed with the SEC on February 9, 2001. The State of Wisconsin Investment Board has sole voting and dispositive power over all of the indicated shares.

(c) This figure is based on information set forth in a Schedule 13G Amendment No. 4 filed with the SEC on June 9, 1999. FMR Corp. ("FMR") and Edward C. Johnson 3d have sole dispositive power over all of the indicated shares but do not hold voting power over the shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, holds sole voting power over the indicated shares under written guidelines established by its Board of Trustees.

(d) This figure is based on information set forth in a Schedule 13G filed with the SEC on February 12, 2001. Each of the listed parties holds shared voting power over 245,200 shares and shared dispositive power over all of the indicated shares.

(e) This figure is based on information set forth in a Schedule 13G Amendment No. 2 filed with the SEC on February 9, 2001. Franklin Advisory Services, LLC ("FAS") holds sole voting and dispositive power over all of the indicated shares. Franklin Resources, Inc. ("FRI") is the parent company of FAS and Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the common stock of FRI.


DIRECTORS AND OFFICERS

     The following table sets forth information as of March 5, 2001, with respect to shares of our common stock beneficially owned (for purposes of the rules of the SEC) by each director and each executive officer named in the Summary Compensation Table above and by all directors and current executive officers as a group, except that the information with respect to shares held by the trustee under TransPro's 401(k) Savings Plan is as of December 31, 2000 (the most recent practicable date for such information).


                                                                                   AMOUNT AND
                                                                                   NATURE OF
                                                                                   BENEFICIAL         PERCENT
                         NAME OF BENEFICIAL OWNER                                  OWNERSHIP          OF CLASS
                         ------------------------                                  -----------        --------
     Barry R. Banducci ...................................................          116,600(a)           1.8%
     Charles E. Johnson ..................................................                0               --
     William J. Abraham, Jr. .............................................           50,750(b)(c)          *
     Philip Wm. Colburn ..................................................           34,938(b)             *
     Paul R. Lederer .....................................................           12,500(b)(d)          *
     Sharon M. Oster .....................................................           15,561(b)             *
     F. Alan Smith .......................................................            9,500(b)             *
     Timothy E. Coyne ....................................................           34,289(e)             *
     John F. Della Ventura ...............................................           23,454(f)             *
     Michael T. Hooper ...................................................              873                *
     Jeffrey L. Jackson ..................................................           47,724(g)             *
     Henry P. McHale .....................................................          181,930(h)           2.7%
     Kevin O' Connor .....................................................           32,826(i)             *
     All directors and Executive officers as a Group (11 persons) ........          378,142(j)           5.6%

----------
*    Less than 1%

(a) Includes 19,600 shares issuable upon exercise of options exercisable within 60 days. Also includes 53,000 shares held by The Banducci Family LLC.

(b) Includes 9,500 shares issuable upon exercise of options exercisable within 60 days.

(c)  Includes 10,000 shares held in Mr. Abraham's Keogh account.

(d)  Includes 3,000 shares held by the Paul R. Lederer Revocable Trust.

(e) Includes 1,200 restricted shares of common stock awarded under the 1995 Stock Plan, 1,989 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 30,400 shares issuable upon exercise of options exercisable within 60 days.

(f) Includes 2,200 restricted shares of common stock awarded under the 1995 Stock Plan, 3,204 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 16,050 shares issuable upon exercise of options exercisable within 60 days.

(g) Includes 1,500 restricted shares of common stock awarded under the 1995 Stock Plan, 20,198 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 24,300 shares issuable upon exercise of options exercisable within 60 days.

(h) Consists of 18,905 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 163,025 shares issuable upon exercise of options exercisable within 60 days. Mr. McHale's options expire on March 31, 2001.

(i) Includes 6,826 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan and 11,000 shares issuable upon exercise of options exercisable within 60 days.

(j) Consists of 192,175 shares owned by or on behalf of directors and executive officers; 32,217 shares held on behalf of certain executive officers by the trustee under the TransPro, Inc. 401(k) Savings Plan; 4,900 restricted shares of common stock awarded under the TransPro 1995 Stock Plan and 148,850 shares issuable upon exercise of options exercisable within 60 days.


      PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2001, and has directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand L.L.P. has audited our financial statements since we were spun-off from Allen Telecom Inc. (formerly The Allen Group Inc.) in 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.


     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection were ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of TransPro and its stockholders.


VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of common stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.


     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS" TO BE IN THE BEST INTERESTS OF TRANSPRO AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                                 AUDITOR MATTERS


REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews TransPro's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. TransPro's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements for the fiscal year ended December 31, 2000. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from TransPro and its management. The Audit Committee has also considered whether the independent auditors provision of information technology services and other non-audit services to TransPro is compatible with the auditor's independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended December 31, 2000 be included for filing in TransPro's annual report on SEC Form 10-K for the year ended December 31, 2000.


                                        Audit Committee of the Board of
                                        Directors


                                        - F. ALAN SMITH, CHAIRMAN
                                        - WILLIAM J. ABRAHAM
                                        - PHILIP WM. COLBURN


AUDIT FEES

     The aggregate fees billed to TransPro by our auditors
PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for the 2000 fiscal year and the reviews of the interim financial statements included in our quarterly reports on Form 10-Q were approximately $530,000.


ALL OTHER FEES

     The aggregate fees billed to TransPro for professional services rendered in 2000 by our auditors PricewaterhouseCoopers LLP, other than for services specifically described above, were approximately $100,000.


                              CERTAIN TRANSACTIONS

     We have from time to time retained the law firm of Foley & Lardner to perform legal services on our behalf. Payments made by us to Foley & Lardner in 2000 were approximately $387,416. William J. Abraham, one of our directors, is a partner with Foley & Lardner.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 2002 annual meeting of stockholders must be received by us no later than December 1, 2001 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.


                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.


     Our annual report, including financial statements, for the year 2000 is enclosed with this proxy mailing but is not a part of the proxy soliciting material.


     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope.


                                        By Order of the Board of Directors


                                        TIMOTHY E. COYNE
                                        Secretary


Dated: March 29, 2001

                                                                      EXHIBIT A



                                 TRANSPRO, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 2, 2001



                  Barry R. Banducci and Timothy E. Coyne, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of TransPro, Inc. held of record by the undersigned on March 5, 2001, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday, May 2, 2001, at The St. Regis Hotel, 2 East 55th Street, New York, New York and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

                  WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

                  1.    Election of Directors - Nominees:

                        Barry R. Banducci
                        William J. Abraham, Jr.
                        Philip Wm. Colburn
                        Charles E. Johnson
                        Paul R. Lederer
                        Sharon M. Oster, and
                        F. Alan Smith.

             [ ]  FOR ALL NOMINEES

             [ ]  WITHHELD FROM ALL NOMINEES

             [ ]  FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

                  2. Approval of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Auditors:

             [ ]  FOR

             [ ]  AGAINST

             [ ]  ABSTAIN


                  Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

             [ ]  Mark here for address change and note at left.


THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.

                  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT:   PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. EACH JOINT OWNER
             SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE
             FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL
             CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE
             SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


Signature:_________________________    Date:_________________________




Signature:_________________________    Date:_________________________

                                                                      EXHIBIT B


                                 TRANSPRO, INC.
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


        I.  PURPOSE

            The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility. While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee does not have the duty or responsibility to plan or conduct audits, to determine if the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles or to assure compliance with laws and regulations to which the Corporation may be subject.

       II.  COMPOSITION

            1. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors.

            2. The members of the Audit Committee shall be elected by the Board of Directors annually. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

            3. Each member of the Audit Committee shall be an independent director, and free from any relationship that, in the business judgment of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

            4. Each member of the Audit Committee shall be financially literate, in the business judgment of the Board of Directors.

            5. At least one member of the Audit Committee shall possess accounting or related financial management expertise, in the business judgment of the Board of Directors.

      III.  MEETINGS

            The Committee shall meet at least four times annually, at least two of which will be in person, or more frequently as circumstances dictate.

      IV.   RESPONSIBILITITIES AND DUTIES

              1. Review and update the Charter annually or when conditions dictate, and submit it to the Board of Directors for approval.

              2. Review the annual audited financial statements with management and the independent accountants.

              3. Review and discuss with management and the independent accountants the adequacy of the Corporation's system of internal controls that could have a significant effect on the financial statements.

              4. Review with management and the independent accountants significant financial reporting issues and judgments made in the preparation of the financial statements.

              5. Review and discuss the quarterly financial results with management and the independent accountants.

              6. Review with management the Corporation's major risk exposures and the steps management has taken to monitor and control such exposures.

              7. Review the scope of internal audit activity, significant issues identified and management's responses to those issues.

              8. Review major changes to the Corporation's auditing and accounting principles and practices as suggested by management or the independent accountants.

              9. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants.

             10. Discuss with the independent accountants the matters required to be communicated to Audit Committees pursuant to Statements of Auditing Standards issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

             11. Review and discuss with the independent accountants all significant relationships the independent accountants have with the Corporation to determine the accountants' independence and recommend that the Board of Directors take appropriate action to assure the independence of the independent accountants when circumstances warrant.

             12. Evaluate the performance of the independent accountants and recommend that the Board of Directors discharge the independent accountants when circumstances warrant.

             13. Following completion of the annual audit, review with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work, access to required information, or changes to the planned scope of the audit.

             14. Prepare the report required by the rules of the Securities and Exchange Commission for inclusion in the Corporation's annual proxy statement.

             15. Review management's monitoring of the Corporation's compliance with the Corporation's Business Conduct policy.

             16. Review with the Corporation's counsel any legal matter that could have a material impact on the organization's financial statements.